UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2026

Laser Photonics Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41515	84-3628771
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 Technology Park
Lake Mary, FL	32746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 804-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	LASE	The NASDAQ Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2026, the registrant (“Laser Photonics” or the “Company”) appointed Ann Tewari as Executive Vice President of Global Operations and Strategy. Ms. Tewari age 58, has served as VP of Operations for Comtech Communications, a leading global provider of secure wireless communications technologies, since January 2020 where she managed several departments in that company, including supply chain, warehouse and inventory control, receiving and shipping, test department, and the assembly and manufacturing engineering department. She increased the efficiency of these departments by working with the team members and implementing test automation that reduced the time of build from start to finish by over 40%. On an interim basis, she managed and worked as Program Manager along with her Operations duties and worked closely with the Army and Marine Corps and commercial customers.

From June 2017 to January 2020 Ms. Tewari was DoD & Operations/Quality Chief at Pratt & Whitney, a division of United Technologies, where she oversaw and focused on the quality/improvement of the propulsion system, the after-market/MRO and engines sector for propulsion and engine group and worked closely with the U.S. Air Force and aviation customers to achieve the quality and milestones for these customers.

From November 2014 to June 2017, Ms. Tewari held the position as Corporate Director of Takata (formally TK Holdings/TAKATA) Automotive and Aviation Products where she managed several plants throughout North America, Germany and Mexico and improved quality, improvement of existing product and process, data review/actions and took a systematic approach to significantly improve quality. From July 2004 to November 2014, Ms. Tewari worked in Northrop Grumman, she started as a senior Quality Manager and then was placed in charge of Operations and moved to Strategy that included long-range strategic planning of laser systems. Ms. Tewari also served as Director of Quality Engineering, Reliability and Assurance & Safety/Environment for Goodrich Corporation from 2001 to 2003. Prior to these positions, she held leadership positions in OEA Inc, that was acquired by Raytheon, Research Electro Optics that manufactured lasers and optical components, Celestica Inc. that was acquired by IBM, and Vapor Technologies where she implemented various processes and systems to increase efficiencies and improve quality control.

Ms. Tewari graduated from the University of Denver with a Bachelor of Business Administration degree and received a Master of Science and Management from the University of Denver.

Under the terms of her at-will employment agreement with the Company, following a six month evaluation period, Ms. Tewari will receive a base salary of $170,000 and a potential bonus of $100,000 based on the Company generating a minimum of $10,000,000 in annual revenue and has been granted options under the Company’s 2019 Stock Incentive Plan to acquire 40,000 shares of the Company’s to vest pro rata on the three subsequent anniversary dates of the date of grant.

Item 7.01 Regulation FD Disclosures.

Laser Photonics issued a press release on February 4, 2026, regarding the appointment of Ms. Tewari as Executive Vice President of Global Operations, a copy of which is attached hereto and incorporated herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Employment Agreement dated February 2, 2026, between Laser Photonics Corporation and Ann Tewari.

99.1	Press Release Issued by Laser Photonics Corporation dated February 4, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	February 4, 2026	Laser Photonics Corporation

		By:	/s/ Wayne Tupuola
Wayne Tupuola
President and CEO

– 3 –